Exhibit 99.3

Unaudited Pro Forma Condensed Consolidated Financial Information of CrossAmerica Partners LP

Effective February 12, 2015, CrossAmerica Partners LP (“the Partnership”) completed its acquisition of all of the outstanding capital stock of Erickson Oil Products, Inc. (“Erickson”) and certain related assets from GST Non-Exempt Family Trust Created Under the David B. Erickson Revocable Trust UAD May 12, 2010 and GST Exempt Family Trust Created Under the David B. Erickson Revocable Trust UAD May 12, 2010, and certain real estate from Team Investments, LLC, that exclude properties that are Excluded Assets as defined therein in the Stock Purchase Agreement. In addition, as a condition precedent, certain liabilities were required to be repaid upon closing. The purchase price was $85 million, subject to certain post-closing adjustments and indemnification and environmental remediation escrows, and was funded by borrowings under the Partnership’s Credit Facility.

Erickson operates 64 convenience store sites located in Minnesota, Michigan, Wisconsin and South Dakota, with a concentration in the Minneapolis / St. Paul region, of which 59 are owned in fee simple and five are leased under long term leases.

The Unaudited Pro Forma Condensed Consolidated Balance Sheet as of December 31, 2014 gives effect to the Erickson acquisition as if it had been consummated on December 31, 2014, and includes historical data as reported by the separate companies as well as adjustments that give effect to events that are directly attributable to the Erickson acquisition, adjusted for the impact of the Excluded Assets and the repayment of certain liabilities. The Unaudited Pro Forma Condensed Consolidated Statement of Operations for the year ended December 31, 2014 gives effect to the Erickson acquisition, as if it had been consummated on January 1, 2014, and includes historical data as reported by the separate companies as well as adjustments that give effect to events that are directly attributable to the Erickson acquisition, adjusted for the impact of the Excluded Assets and the repayment of certain liabilities, and that are expected to have a continuing impact, and that are factually supportable. As permitted under existing guidance in Regulation S-X, the “Historical Erickson Oil Products, Inc.” column included in the Unaudited Pro Forma Condensed Consolidated Balance Sheet and Unaudited Pro Forma Condensed Consolidated Statement of Operations are as of, and for the year ended September 30, 2014, respectively, which is within 93 days of the Partnership’s year end of December 31, 2014. Certain line items of the Erickson historical consolidated financial statements have been reclassified to conform to the Partnership’s presentation. Such reclassifications had no impact on net (loss) income after income taxes or Partners’ capital/Stockholders’ equity.

The pro forma adjustments included within the Unaudited Pro Forma Condensed Consolidated Financial Information of the Partnership reflecting the consummation of the Erickson acquisition, adjusted for the Excluded Assets and repayment of certain liabilities, are based upon the acquisition method of accounting, in accordance with the FASB’s Accounting Standards Codification (“ASC”) 805, “Business Combinations” and upon the assumptions set forth in the notes included in this section. The Unaudited Pro Forma Condensed Consolidated Financial Information has been prepared based on available information, using estimates and assumptions that management believes are reasonable. These estimates and assumptions affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. These estimates and assumptions are preliminary and have been made solely for purposes of developing this Unaudited Pro Forma Condensed Consolidated Financial Information. The Unaudited Pro Forma Condensed Consolidated Balance Sheet has been adjusted to reflect the allocation of the purchase price to identifiable assets acquired and liabilities assumed and the excess purchase price has been allocated to goodwill.

The Unaudited Pro Forma Condensed Consolidated Financial Information is for informational purposes and does not purport to represent the actual results of operations that would have occurred if the acquisition had taken place on the date specified. The Unaudited Pro Forma Condensed Consolidated Financial Information is not necessarily indicative of the results of operations that may be achieved in the future. The Unaudited Pro Forma Condensed Consolidated Financial Information does not reflect any adjustments for the effect of non-recurring items or operating synergies that we may realize as a result of the acquisition. The Unaudited Pro Forma Condensed Consolidated Financial Information includes certain reclassifications to conform the historical consolidated financial information of Erickson to our presentation.

The assumptions used and adjustments made in preparing the Unaudited Pro Forma Condensed Consolidated Financial Information are described in the Notes thereto, which should be read in conjunction with the Unaudited Pro Forma Condensed Consolidated Financial Information. The Unaudited Pro Forma Condensed Consolidated Financial Information and related Notes contained herein should be read in conjunction with the consolidated financial statements and related notes included in our Annual Report filed on Form 10-K on February 27, 2015. The Unaudited Pro Forma Condensed Consolidated Financial Information and related Notes contained herein should be read in conjunction with the audited consolidated financial statements of Erickson as of and for the year ended September 30, 2014 and the unaudited condensed consolidated financial statements of Erickson as of and for the three months ended December 31, 2014, filed as Exhibit 99.1 and Exhibit 99.2, respectively, in this Form 8-K/A.

The information contained herein may not be copied, adapted or distributed and is not warranted to be accurate, complete or timely. The user assumes all risks for any damages or losses arising from any use of this information, except to the extent such damages or losses cannot be limited or excluded by applicable law. Past financial performance is no guarantee of future results.

CrossAmerica Partners LP

Unaudited Pro forma Condensed Consolidated Balance Sheet

December 31, 2014

(in millions)

	Historical CrossAmerica Partners LP	Historical Erickson Oil Products, Inc. (a)	Adjustments for the Excluded Assets and Repayment of Certain Liabilities (b)	Adjustments for the Erickson Oil Products, Inc. Acquisition		Total Pro Forma
Assets
Current assets:
Cash and cash equivalents	$15.2	$4.6	$—	$—		$19.8
Accounts receivable, net	23.4	2.2	—	—		25.6
Accounts receivable from related parties	14.9	—	—	—		14.9
Current portion notes receivable – stockholders and employees	—	0.1	(0.1)	—		—
Inventories	12.0	4.6	(0.5)	5.5	(c)	21.6
Environmental indemnification asset - current portion	0.4	—	—	—		0.4
Assets held for sale	2.6	—	—	—		2.6
Other current assets	7.6	4.7	(0.1)	—		12.2

Total current assets	76.1	16.2	(0.7)	5.5		97.1
Property and equipment, net	391.5	25.9	(2.2)	48.4	(d)	463.6
Rental properties, at cost, less accumulated depreciation	—	0.6	(0.6)	—		—
Notes receivable – stockholders and employees, less current portion	—	6.7	(6.7)	—		—
Intangible assets, net	77.8	—	—	14.0	(e)	91.8
Environmental indemnification asset - noncurrent portion	0.7	—	—	—		0.7
Deferred financing fees, net	6.9	—	—	—		6.9
Goodwill	40.3	0.3	—	23.5	(f)	64.1
Other assets	11.3	—	—	(2.4	)(g)	8.9

Total assets	$604.6	$49.7	$(10.2)	$89.0		$733.1

Liabilities and equity
Current liabilities:
Revolving credit facility	$—	$3.0	$(3.0)	$—		$—
Long-term debt – current portion	26.3	0.3	(0.3)	—		26.3
Current portion of lease financing obligations	2.8	—	—	—		2.8
Accounts payable	33.6	10.3	—			43.9
Motor fuel taxes payable	10.0	2.1	—	—		12.1
Environmental reserve-current portion	0.4	—	—	—		0.4

Accrued expenses and other current liabilities	20.9	4.2	—	—		25.1

Total current liabilities	94.0	19.9	(3.3)	—		110.6
Long-term debt	201.3	1.3	(1.3)	83.0	(h)	284.3
Long-term financing obligations	60.0	—	—	—		60.0
Long-term payable to stockholder, former stockholder and employee	—	1.4	(1.4)	—		—
Environmental reserve-noncurrent portion	0.7	—	—	—		0.7
Deferred income taxes	23.7	4.3	—	26.4	(i)	54.4
Other long term liabilities	34.4	0.5	—	0.1	(j)	35.0

Total liabilities	414.1	27.4	(6.0)	109.5		545.0
Total equity	190.5	22.3	(4.2)	(20.5	)(k)	188.1

Total liabilities and equity	$604.6	$49.7	$(10.2)	$89.0		$733.1

The information contained herein may not be copied, adapted or distributed and is not warranted to be accurate, complete or timely. The user assumes all risks for any damages or losses arising from any use of this information, except to the extent such damages or losses cannot be limited or excluded by applicable law. Past financial performance is no guarantee of future results.

CrossAmerica Partners LP

Unaudited Pro forma Condensed Consolidated Statement of Operations

For the Year Ended December 31, 2014

(in millions)

	Historical CrossAmerica Partners LP	Historical Erickson Oil Products, Inc. (a)	Adjustments for the Excluded Assets and Repayment of Certain Liabilities (l)	Adjustments for the Erickson Oil Products, Inc. Acquisition		Total Pro forma
Revenue from fuel sales	$1,789.0	$232.6	$(6.4)	$—		$2,015.2
Revenue from fuel sales to related parties	764.5	—	—			764.5
Rent income	21.7	0.6	(0.4)	—		21.9
Rent income to related parties	21.5	—	—	—		21.5
Revenues from food and merchandise sales	72.6	114.2	(4.2)	—		182.6

Total revenues	2,669.3	347.4	(11.0)	—		3,005.7
Cost of revenues from fuel sales	1,749.7	223.6	(6.3)	0.1	(m)	1,967.1
Cost of revenues from fuel sales to related parties	735.2	—	—	—		735.2
Cost of revenues from food and merchandise sales	53.7	92.5	(3.5)	—		142.7
Rent expense	19.1	1.0	(0.1)	—		20.0
Operating expenses	31.4	18.2	(0.8)	—		48.8
Depreciation and amortization	33.0	2.9	(0.1)	3.7	(n)	39.5
Selling, general and administrative expenses	40.3	4.8	—	—		45.1
Gains on sales of assets, net	(1.7)	—	—	—		(1.7)

Total costs and operating expenses	2,660.7	343.0	(10.8)	3.8		2,996.7

Operating income (loss)	8.6	4.4	(0.2)	(3.8)		9.0
Interest expense	(16.6)	(0.1)	0.1	(2.2	)(o)	(18.8)
Other income, net	0.5	0.1	—	—		0.6

(Loss) income before income taxes	(7.5)	4.4	(0.1)	(6.0)		(9.2)
Income tax (benefit) expense	(1.3)	1.7	—	(2.3	)(p)	(1.9)

Net (loss) income after income taxes	$(6.2)	$2.7	$(0.1)	$(3.7)		$(7.3)

The information contained herein may not be copied, adapted or distributed and is not warranted to be accurate, complete or timely. The user assumes all risks for any damages or losses arising from any use of this information, except to the extent such damages or losses cannot be limited or excluded by applicable law. Past financial performance is no guarantee of future results.

CrossAmerica Partners LP

NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANICAL INFORMATION

Note 1. Notes to Pro Forma Financial Information

(a)	Represents the historical consolidated balances of Erickson derived from historical financial statements as reclassified to conform to the Partnership’s presentation. These reclassifications had no impact on net (loss) income after income taxes or equity.
(b)	Represents the historical book carrying value of the assets and liabilities excluded from the acquisition. Such estimates are preliminary, are subject to change and such change could be material.

(c)	Adjustment of $4.8 million to reflect the change in methodology for valuing inventory from LIFO to FIFO and an adjustment of $0.7 million to step-up inventories to estimated fair value, which is determined as the selling price less cost to sell and normal profit margin based on management’s preliminary estimates. These adjustments for the change in methodology and estimated step-up were charged to cost of goods sold in the first quarter after the close as the acquired inventories have been sold. These management estimates are subject to change and such change could be material.

(d)	The pro forma balance sheet includes management’s preliminary fair value adjustment relating to property and equipment based on management’s current knowledge of Erickson and other industry knowledge. Since the appraisal process for these assets is not yet complete, the portion of the purchase price ultimately allocated to property and equipment may be different and such difference may be material.

(e)	Represents the adjustment to record the fair value of intangible assets based on management’s preliminary estimates.

(f)	Remaining purchase price that has not been allocated reflects unidentifiable intangible assets acquired, or goodwill. This purchase price allocation is preliminary. The final determination of the purchase price allocation will be based on the fair value of assets acquired and liabilities assumed as of the date of the closing. The purchase price allocation will remain preliminary until management determines these fair values. The final amounts allocated to assets acquired and liabilities assumed could differ materially from the preliminary amounts presented herein.

(g)	Represents a cash deposit used to fund the purchase price and certain non-recurring acquisition costs.

(h)	Represents borrowings used to fund the purchase price and certain non-recurring acquisition costs.

(i)	Primarily represents the recognition of a net deferred tax liability associated with the preliminary book-tax basis difference of the assets acquired and liabilities assumed with the acquisition.

(j)	Represents the adjustment to record the fair value of above market leases based on management’s preliminary estimates.

(k)	Represents the elimination of Erickson’s historical equity and the payment of certain acquisition costs.

(l)	Represents the results of operations of the assets and liabilities excluded from the acquisition.

(m)	Represents an adjustment to inventory cost as a result of the change in methodology for valuing inventory from LIFO to FIFO.

(n)	Represents the estimated incremental depreciation and amortization of the step-up in value of property and equipment and intangible assets based on management’s current knowledge of Erickson, their customers and industry knowledge. Management expects that these estimates may change as more in-depth valuation analysis is completed, and such changes may be material.

(o)	Represents the estimated incremental interest expense based on $83.0 million of borrowings under our credit facility, at an assumed rate of 2.68%. A 1.25% change in the rate would impact incremental interest expense by $1.0 million.

(p)	Reflects the estimated income tax effects of the total pro forma adjustments described above using an assumed pro forma blended rate of approximately 39%.

The information contained herein may not be copied, adapted or distributed and is not warranted to be accurate, complete or timely. The user assumes all risks for any damages or losses arising from any use of this information, except to the extent such damages or losses cannot be limited or excluded by applicable law. Past financial performance is no guarantee of future results.